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                                                                    Exhibit 12.1

DETERMINATION OF RATIO OF EARNINGS TO FIXED CHARGES:
----------------------------------------------------
(dollars in thousands)
---------------------

                                                        Three Months Ended
                                                            March 31,
                                                          2000       1999
                                                       ---------  ---------

(Loss) income before income taxes                        ($442)       $610

Fixed charges
      Amortization of deferred financing costs              339        296
      Interest expense                                    5,061      4,183
                                                       ---------  ---------
Earnings before fixed charges                             4,958      5,089

Fixed charges
      Amortization of deferred financing costs              339        296
      Interest expense                                    5,061      4,183
                                                       ---------  ---------
Total fixed charges                                       5,400      4,479

Ratio of earnings to fixed charges                        0.92x      1.14x
                                                       ---------  ---------